                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         BERLITZ INTERNATIONAL, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         BERLITZ INTERNATIONAL, INC.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

     Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------
     (3) Filing party:

- - --------------------------------------------------------------------------------
     (4) Date filed:

- - --------------------------------------------------------------------------------

  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 [BERLITZ LOGO]

                                                                   July 11, 1994

Dear Shareholder:

     You are cordially invited to attend the 1994 annual meeting of shareholders which will be held on Monday, August 1, 1994 at 10:00 a.m. in Denver, Colorado.

     The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning Berlitz International, Inc. and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

     I look forward to personally greeting all shareholders who are able to attend.

                                           [Form of Signature]

                                           SOICHIRO FUKUTAKE
                                           Chairman

                                 [BERLITZ LOGO]

                 NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 1, 1994

     Notice is hereby given that the 1994 annual meeting of shareholders (the "Meeting") of Berlitz International, Inc. (the "Company") will be held at the Westin Hotel, Tabor Center Denver, 1672 Lawrence Street, Denver, Colorado 80202 on Monday, August 1, 1994 at 10:00 a.m. local time for the following purposes:

          1. To elect four directors to serve for two-year terms until the 1996 annual meeting of shareholders;

          2. To ratify the selection by the Board of Directors of the Company of Deloitte & Touche, independent accountants, to audit the Company's consolidated financial statements for 1994; and

          3. To transact such other business as may properly come before the Meeting in connection with the foregoing or otherwise.

     The Board of Directors has fixed the close of business on July 8, 1994 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. A list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 293 Wall Street, Princeton, New Jersey 08540-1555.

     In order to assure a quorum, it is important that the shareholders who do not expect to attend the Meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                                           By order of the Board of Directors,

                                           [Form of Signature]

                                           ROBERT C. HENDON, JR.
                                           Secretary

Princeton, New Jersey
July 11, 1994

                          BERLITZ INTERNATIONAL, INC.
                                293 WALL STREET
                          PRINCETON, NEW JERSEY 08540

                                PROXY STATEMENT
                      1994 ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 1, 1994

     The enclosed proxy is solicited by the Board of Directors of Berlitz International, Inc. (the "Company") for use at the 1994 annual meeting of shareholders (the "Meeting") to be held at the Westin Hotel, Tabor Center Denver, 1672 Lawrence Street, Denver, Colorado 80202 on Monday, August 1, 1994 at 10:00 a.m. local time, and at any postponement or adjournment thereof. The enclosed proxy, properly executed and received by the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon; and if no directions are indicated, the proxy will be voted for each nominee for election as a director and for approval of the selection of Deloitte & Touche as independent accountants for the Company for 1994. If any other matter should be presented at the Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the Meeting.

     As of the close of business on July 8, 1994, the record date for determining shareholders entitled to vote at the Meeting, the Company had issued and outstanding 10,032,903 shares of its $.10 par value common stock (the "New Common"). Each share of New Common is entitled to one vote at the Meeting. The first date on which this Proxy Statement and the enclosed form of proxy are being sent to the Company's shareholders is on or about July 11, 1994.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of nine members divided into two classes. At the Meeting, four directors will be elected to hold office for two-year terms until the 1996 annual meeting of shareholders, and until their successors have been elected and qualified or until their earlier death, resignation or removal. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, for election of the four directors named below whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote, in their discretion, for a nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

       INFORMATION AS TO OFFICERS AND NOMINEES FOR ELECTION AS DIRECTORS

     The respective ages, positions with the Company, business experience, directorships in other companies and Board committee memberships of the nominees for election and the continuing incumbent directors are set forth below. All nominees are currently directors of the Company, except for Robert L. Purdum. There is no family relationship between any of the Directors of the Company.

        NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 1996

Hiromasa Yokoi, 55

     Mr. Yokoi was elected Vice Chairman of the Board and Chief Executive Officer of the Company in February 1993 and additionally was elected President effective on August 31, 1993. Mr. Yokoi has served as a director of Fukutake Publishing Company, Ltd. ("Fukutake") since June 1992 and Director for Berlitz and North American Sector since April 1994. Prior to that, he served as General Manager of the Overseas Operations Division (formerly the International Division) of Fukutake from October 1990 to March 1994 and as General Manager of the President's Office of Fukutake from July 1990 to September 1990. From June 1987 to July 1990, he was General Manager of the Corporate International Trade division of Matsushita Electric Industries Co., Ltd. between April 1981 and June 1987, he served as Managing Director and Chief Executive Officer of National Panasonic (Australia) PTY Ltd. in Sydney, Australia. Mr. Yokoi has served as a Director of the Company since January 1991. He is currently a member of the Executive Committee.

Saburou Nagai, 63

     Mr. Nagai has served as Senior Managing Director of Fukutake since June 1994 and as Managing Director of Fukutake from April 1988 to June 1994. He has also supervised its general administration and accounting departments since April 1988 and its Capital Strategic Planning Office since April 1993. Since joining Fukutake in April 1985, he served as General Manager and Head of its accounting department until April 1988 and supervised, concurrently with his other duties, its corporate identity department (July 1991-April 1992) and personnel department (April 1990-July 1991). Mr. Nagai became a Director of the Company in February 1993.

Edward G. Nelson, 63

     Since January 1985, Mr. Nelson has served as Chairman and President of Nelson Capital Corporation. From 1983 to 1985, he was Chairman and Chief Executive Officer of Commerce Union Corporation. He also serves on the Board of Directors of Clintrials, Inc., Osborn Communications Corporation, A+ Communications, Inc. and Advocate, Inc. He is a trustee of Vanderbilt University. Mr. Nelson became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

Robert L. Purdum, 59

     Mr. Purdum served as Chairman of the Board of Armco, Inc. from December 1993 to April 1994 and currently is an independent consultant. He served in various positions since first joining Armco in 1962, including Chairman and Chief Executive Officer (November 1990 to December 1993), President and Chief Executive Officer (April 1990 to November 1990), President (October 1986 to April 1990), Chief Operating Officer (February 1985 to October 1986) and Chief Executive Officer -- Steel Group (November 1982 to February 1985). Mr. Purdum also serves on the Board of Directors of Holophane Corporation since 1994. In addition, he is a member of the Board of Trustees of GMI Engineering and Management Institute since 1991 and serves on their International Committee and Capital Campaign Committee. He is also a member of the Corporate Affairs Committee of the Japan Society and served as a trustee for the Committee for Economic Development. Mr. Purdum has been nominated to fill the Berlitz directorship previously held by Mr. Owen Bradford Butler, who is retiring. It is contemplated that Mr. Purdum will become a member of the Audit Committee and the Disinterested Directors Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOUR DIRECTORS NAMED ABOVE.

                  INCUMBENT DIRECTORS -- TERMS EXPIRE IN 1995

Soichiro Fukutake, 48

     Mr. Fukutake has served as Chairman of the Board of the Company since February 1993. Mr. Fukutake joined Fukutake in 1973, and since May 1986 has served as its President and Representative Director. He also serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Fukutake became a Director of the Company in February 1993. He is currently a member of the Executive Committee and the Compensation Committee.

Susumu Kojima, 51

     Mr. Kojima has served as Executive Vice President, Corporate Planning of the Company since September 1993. Prior thereto, he was Senior Vice President, Corporate Planning of the Company from February 1993 to September 1993. Mr. Kojima has served as Director of Fukutake since March 1993. Prior to that, he was Joint General Manager of the Business Development Department of The Industrial Bank of Japan, Limited ("I.B.J.") from June 1991 to February 1993. Between November 1987 and June 1991, he served as Senior Deputy General Manager, Industrial Research Department of I.B.J. after having served as Chief Representative of I.B.J.'s Washington Representative Office from September 1983. Mr. Kojima was elected as a Director of the Company in February 1993. He is currently a member of the Executive Committee.

Robert Minsky, 49

     Mr. Minsky has served as Executive Vice President, Translations of the Company since October 1, 1993, and as Chief Financial Officer of the Company since November 1990. From November 1990 to October 1993, he also served as Vice President. From January 1990 to October 1990, Mr. Minsky was Vice President and Chief Financial Officer of DRI/McGraw-Hill, Inc. Between January 1986 and June 1989, Mr. Minsky served as Vice President and Chief Financial Officer of McCormack & Dodge Corporation, a subsidiary of The Dun & Bradstreet Corporation. Mr. Minsky has served as a Director of the Company since April 1991. He is currently a member of the Executive Committee.

Manuel Fernandez, 57

     Mr. Fernandez has served as Executive Vice President, Language Services of the Company since September 1993. Prior thereto, he was Vice President, European Operations of the Company from October 1989 to September 1993. He previously served as Vice President, European Operations for Berlitz Languages from January 1983 to October 1989. Mr. Fernandez was first employed by Berlitz Languages in 1963 and served in various positions until becoming Vice President in 1983. Mr. Fernandez has served as a Director of the Company since July 1993, at which date he was appointed by the Board to fill the vacancy caused by Elio Boccitto's resignation. He is currently a member of the Executive Committee.

Aritoshi Soejima, 68

     Mr. Soejima served as Senior Counselor of Fukutake from December 1980 until his appointment as a member of the Disinterested Directors and Compensation Committees of the Company. From 1950 to

1981, Mr. Soejima served in various positions with the Japanese government (including the Ministry of Finance) and multilateral financial institutions (including the World Bank and International Monetary Fund). Mr. Soejima also currently serves as Chairman of Tokyo, Osaka, Tokyo Bay, Nagoya Hilton Company, Ltd. and Counselor of Nippon Hilton Company, Ltd. and Capital International Company, Ltd. and as special advisor to the Board of Directors of the Nippon Fire & Marine Insurance Company, Ltd. In addition, he serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Soejima became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee and the Disinterested Directors Committee.

1993 BOARD OF DIRECTORS MEETINGS, COMMITTEES AND FEES

     During 1993, the Board of Directors of the Company met in person four times, held two telephonic meetings and took action by unanimous written consent four times.

     In 1993, the Board of Directors had standing Executive, Audit, Disinterested Directors, and Compensation Committees. The Company does not have a standing Nominating Committee.

     The Executive Committee, during the intervals between meetings of the Board of Directors, may, with certain exceptions, exercise the powers of the Board of Directors. The Executive Committee did not meet during 1993.

     The Audit Committee recommends to the Board of Directors the engagement of the independent accountants of the Company and reviews with the independent accountants the scope and results of the Company's audits. The Audit Committee reviews the terms of all agreements between the Company and its affiliates. The Audit Committee meets with management and with the Company's internal auditors and independent accountants to review matters relating to the quality of financial reporting and internal accounting control, including the nature, extent and results of their audits, and otherwise maintains communications between the Company's independent accountants and the Board of Directors. The Audit Committee met five times during 1993.

     Initially, the Disinterested Directors Committee was established for the purpose of protecting the long-term interests of the Company and its minority shareholders by independently reviewing and monitoring all matters affecting the relationship between the Company and Maxwell Communication Corporation plc ("MCC") and its affiliates. As a result of the Merger (as hereinafter defined) in February 1993, the Disinterested Directors Committee's role was retained and reconstituted to review and monitor all matters affecting the relationship between the Company and Fukutake and its affiliates. During 1993, the Disinterested Directors Committee met in person four times, held two telephonic meetings, and took action by unanimous written consent two times.

     The Compensation Committee reviews performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also reviews and approves salary arrangements and other remuneration for executive officers of the Company and is responsible for review of certain employee benefit plans. The Compensation Committee oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plan and the Company's Non-Employee Directors Stock Plan (the "Directors' Stock Plan"). The Committee also administers the Short-Term Executive Incentive Compensation Plan (the "Short-Term Incentive Plan") and the Long-Term Executive

Incentive Compensation Plan (the "Long-Term Incentive Plan") and approves awards and discretionary bonuses under these plans. No member of the Compensation Committee is eligible to participate in the Stock Option Plan or the Short-Term Incentive Plan. During 1993, the Compensation Committee met in person three times and the Awards Committee, a subcommittee of the Compensation Committee established prior to the Merger which ceased to exist after the Merger date, took action by unanimous written consent once.

     The Company's standard retainer payable to each director who is not an employee of the Company or its affiliates is $30,000 per annum plus expenses, with an additional $2,000 for each Committee meeting attended in person and $1,000 for each Committee meeting participated in by telephone. No fees are paid for actions taken by unanimous written consent. Only those directors who are also full-time employees of the Company or its affiliates are eligible to participate in the health benefit plan maintained by the Company. Directors employed by the Company or its affiliates receive no compensation in consideration of their duties as directors. The outside directors earned an aggregate of approximately $131,000 as cash compensation for their services during 1993.

     Pursuant to the Merger, Rozanne L. Ridgway and Rudy G. Perpich, former directors of the Company, received $10,724 and $21,449, respectively, as a result of the conversion of stock equivalents (455.968 and 911.933, respectively) which they held under the Directors' Stock Plan. There are no outstanding stock equivalents under the Directors' Stock Plan as of December 31, 1993.

     The Company has entered into indemnification agreements with each director pursuant to which the Company agreed to pay any amount such director becomes obligated to pay as a result of any claims made against such director because of any alleged act or omission or neglect or breach of duty which he or she commits while acting in his or her capacity as a director and solely because of his or her being a director, subject to limitations imposed by the NYBCL.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

MANAGEMENT SECURITY OWNERSHIP

     The following table sets forth the number and percentage of outstanding shares of New Common beneficially owned by each director, nominee, all individuals serving as the Company's chief executive officer during the fiscal year ended December 31, 1993, the four most highly compensated executive officers of the Company at December 31, 1993, two former officers, and all officers and directors serving at December 31, 1993 as a group, as of June 15, 1994. If not mentioned, the individual does not beneficially own any shares of New Common as of June 15, 1994. No security set forth in the third column of the following table reflects an amount as to which the beneficial owner has joint voting or investment power, or is under an existing option held by such beneficial owner.

                                                                  AMOUNT AND
                                                                  NATURE OF
                                                                  BENEFICIAL     PERCENT
           TITLE OF CLASS                       NAME              OWNERSHIP      OF CLASS
- - -------------------------------------  -----------------------    ----------     --------
New Common...........................  Manuel Fernandez              8,745           *
New Common...........................  Robert Minsky                 2,857           *
New Common...........................  Owen Bradford Butler          1,000           *
New Common...........................  Edward G. Nelson              1,500           *
New Common...........................  Anthony Tedesco               8,332           *
New Common...........................  Elio Boccitto                24,750           *
New Common...........................  Jacques Meon                 10,395           *
New Common...........................  All Officers and             41,408           *
                                       Directors as a Group
                                       (14 in number)

- - ---------------
* Less than 1%

     To the best of registrant's knowledge, there are no events of delinquent filing requiring disclosure under Item 405 of Regulation S-K.

OTHER SECURITY OWNERSHIP

     The following table sets forth the ownership by each person or group who owned of record or was known by the Company to own beneficially more than 5% of shares of New Common on June 15, 1994.

                                                                AMOUNT AND
                                                                NATURE OF
                                    NAME AND ADDRESS OF         BENEFICIAL     PERCENTAGE
        TITLE OF CLASS                BENEFICIAL OWNER          OWNERSHIP       OF CLASS
- - ------------------------------  ----------------------------    ----------     ----------
New Common....................  Fukutake Publishing Co.,        6,735,338          67%
                                Ltd.(1)
                                3-17-17 Minamigata
                                Okayama-shi 700, Japan
New Common....................  Macmillan, Inc.                   627,000           6%
                                55 Railroad Ave.
                                Greenwich, CT 06830

- - ---------------

(1) 6,722,138 shares of New Common are held by a wholly-owned subsidiary of Fukutake and 13,200 shares of New Common are held directly by Fukutake.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     On December 9, 1992, the Company and Fukutake entered into an amended and restated merger agreement (the "Merger Agreement") pursuant to which Fukutake agreed to acquire, through a merger of the Company with an indirect wholly-owned U.S. subsidiary (the "Merger"), approximately 67% of the outstanding New Common, par value $.10 per share, of the Company. The compensation disclosed below incorporates amounts received by executive officers as a result of the Merger.

     The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to each of the Chief Executive Officer ("CEO") and certain executive officers during the fiscal years ended December 31, 1993, 1992 and 1991 for services rendered in all capacities to the Company and its subsidiaries. The compensation disclosed below pertains to (a) all individuals who served as the Company's CEO during the fiscal year ended December 31, 1993,
(b) to certain executive officers serving at the end of the fiscal year ended December 31, 1993 and (c) to certain former executive officers, as required by
Item 402 of Regulation S-K (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                             ANNUAL COMPENSATION          AWARDS(11)
                                       -------------------------------   ------------
                                                          OTHER ANNUAL     OPTIONS/      ALL OTHER
           NAME AND                     SALARY   BONUS    COMPENSATION     SARS(12)     COMPENSATION
      PRINCIPAL POSITION        YEAR    ($)(9)    ($)       ($)(10)          (#)          ($)(13)
- - ------------------------------  -----  --------  ------   ------------   ------------   ------------
Hiromasa Yokoi(1).............   1993   271,058    None      10,000           None             None
Vice Chairman of the Board,      1992        --      --          --             --               --
CEO and President                1991        --      --          --             --               --
Susumu Kojima(2)..............   1993   143,962    None      14,000           None             None
Executive Vice President         1992        --      --          --             --               --
                                 1991        --      --          --             --               --
Manuel Fernandez(3)...........   1993   157,400  30,000      10,494           None          404,681
Executive Vice President         1992   141,800    None        None          8,000            6,517
                                 1991   132,800  29,590        None          7,500            6,502
Robert Minsky(4)..............   1993   177,723  30,000        None           None          287,902
Executive Vice President         1992   172,425    None      16,024          8,000           11,215
and Chief Financial Officer      1991   163,750  49,500        None         10,000            2,063
Anthony Tedesco(5)............   1993   153,000  23,000      28,200           None          400,207
Vice President                   1992   128,620  60,000        None          7,000            7,209
                                 1991   124,439  36,900        None          7,500            8,089
Joe M. Rodgers(6).............   1993    34,615    None        None           None          608,730
Former CEO                       1992   300,000    None        None         90,000             None
                                 1991    11,538    None        None           None             None
Elio Boccitto(7)..............   1993   182,769    None        None           None        1,359,631
Former President                 1992   215,000    None        None         15,000           13,990
                                 1991   195,000  60,000        None         20,000           13,150
Jacques Meon(8)...............   1993   118,400    None      31,315           None          800,683
Former Vice President            1992   179,984    None      52,186          8,000            1,374
                                 1991   161,498  50,700      50,150          7,500            1,200

- - ---------------
 (1) Mr. Yokoi joined the Company as an officer in 1993 and his base salary of $355,000 became effective April 1, 1993. Therefore, amounts shown for him for 1993 reflect less than a full year of compensation. Mr. Yokoi's salary increased to $361,000 effective August 30, 1993 and to $404,000 effective January 1, 1994. During 1991 and 1992, Mr. Yokoi was not employed by the Company but served as a Director; however, there was no compensation paid to or earned by him in respect of such years.

 (2) Mr. Kojima joined the Company as an officer in 1993 and his base salary of $190,000 became effective on April 1, 1993. Therefore, amounts shown for him for 1993 reflect less than a full year of compensation. Mr. Kojima's salary increased to $200,000 effective January 1, 1994. During 1991 and 1992, Mr. Kojima was not employed by the Company and, accordingly, there is no compensation information to report for him in respect of such years.

 (3) Mr. Fernandez's salary increased from a base salary of $135,300 effective April 1, 1991 to $143,418 effective April 1, 1992, to $185,000 effective August 30, 1993, and to $207,200 effective January 1, 1994. Mr. Fernandez's 1993 percentage increase in base salary is based on the additional responsibilities he assumed as a result of his promotion to Executive Vice President -- Language Services from Vice President -- European Operations.

 (4) Mr. Minsky's salary increased from a base salary of $165,000 effective April 1, 1991 to $174,900 effective April 1, 1992, to $178,000 effective August 30, 1993, to $185,000 effective October 4, 1993, and to $207,200 effective January 1, 1994.

 (5) Mr. Tedesco's salary increased from a base salary of $123,000 effective April 1, 1991 to $130,380 effective April 1, 1992, to $185,000 effective July 17, 1993, and to $192,000 effective January 1, 1994. Mr. Tedesco's 1993 percentage increase in base salary is disproportionate to those of other executive officers based on his relocation from the United States to Japan and to his assumption of responsibilities as Vice President -- East Asian Operations. A significant portion of Mr. Tedesco's salary after July 17, 1993 is paid in yen.

 (6) Mr. Rodgers resigned from the Company effective February 8, 1993, the date on which the consummation of the Merger occurred. Therefore, amounts shown for him for 1993 reflect less than two months' compensation. Mr. Rodgers joined the Company as an officer in December 1991. Therefore, amounts shown for him for 1991 reflect less than one month's compensation.

 (7) Mr. Boccitto retired from the Company effective August 31, 1993. Therefore, amounts shown for him for 1993 represent less than a full year's compensation. Mr. Boccitto's base salary increased from $200,000 effective April 1, 1991 to $220,000 effective April 1, 1992.

 (8) Mr. Meon resigned from the Company effective July 16, 1993. Therefore, amounts shown for him for 1993 represent less than a full year's compensation. Mr. Meon's base salary increased from $165,865 in 1991 to $184,691 effective April 1, 1992. A significant portion of Mr. Meon's salary was paid in yen.

 (9) Amounts shown represent base salary earned in the respective years.

(10) Other Annual Compensation for Mr. Yokoi and Mr. Kojima represents monthly housing allowances of $2,500 and $3,500, respectively, effective beginning September 1, 1993. For Mr. Fernandez, this column represents a relocation allowance of $10,494, paid by the Company in 1993. For Mr. Tedesco, $28,200 was paid, representing housing allowance and relocation expense reimbursement. For Mr. Meon, $31,315 was paid, representing housing allowance.

(11) The column designated by the SEC to report Long-Term Incentive Plan Payouts has been excluded because the Company had no performance-based long-term compensation plans for employees effective during any portion of fiscal years 1993, 1992 or 1991. The Compensation Committee of the Company's Board of Directors approved a long-term incentive plan, effective January 1, 1994, as discussed in the Compensation
     Committee report under "Long-Term Executive Incentive Compensation Plan".

     The column designated by the SEC to report Restricted Stock Awards has been excluded because the Company made no awards of restricted stock to the Named Executive Officers during any portion of fiscal years 1993, 1992 or 1991. Prior to the Merger, all restricted stock awards had vested in twenty percent increments over a five year period commencing on the first anniversary of the date of grant. Shareholders of restricted stock received dividends at the same rate and at the same time as shareholders of common stock of the Company. In connection with the Merger on February 8, 1993, all restrictions on shares of restricted stock lapsed, as discussed below. Consequently, there are no New Common restricted shares outstanding at December 31, 1993.

(12) The awards set forth in this column are of grants of stock options only. The Company has not granted SARs to any of the Named Executive Officers during fiscal years 1993, 1992, and 1991.

(13) The amounts reported in this column for the fiscal year 1993 include consideration paid to Named Executive Officers for the settlement of stock options and restricted stock in accordance with the Merger Agreement, valued as follows: Mr. Fernandez, $397,208; Mr. Minsky, $276,350; Mr. Tedesco, $391,691; Mr. Rodgers, $564,030; Mr. Boccitto, $1,094,038; and Mr.
     Meon, $467,378. The amounts reported for fiscal 1993 also include severance-related payments for Mr. Rodgers, Mr. Boccitto, and Mr. Meon of $44,700, $220,000, and $332,097, respectively. In addition, consulting payments to Mr. Boccitto of $36,384 are included for 1993. Furthermore, the amounts reported include contributions made by the Company for the accounts of the Named Executive Officers pursuant to the thrift portion (the "401(k) Plan") of the Berlitz Retirement Savings Plan (the "Retirement Savings Plan"). For fiscal 1993, such contributions were as follows: Mr. Fernandez, $3,449; Mr. Minsky, $5,332; Mr. Tedesco, $3,907; and Mr. Boccitto, $4,315.
     The amounts reported also include contributions made by the Company for the accounts of the Named Executive Officers pursuant to the retirement portion (the "Pension Plan") of the Retirement Savings Plan. During fiscal year 1993, such contributions were as follows: Mr. Fernandez, $4,024; Mr. Minsky, $6,220; Mr. Tedesco, $4,609; and Mr. Boccitto, $4,894. The amount reported for Mr. Meon also includes $1,208, representing contributions made by the Company during fiscal year 1993 to the retirement plan of The Berlitz Schools of Languages, Inc. (Japan) ("Berlitz-Japan").

STOCK OPTIONS, RESTRICTED STOCK AND STOCK APPRECIATION RIGHTS

     There were no grants of stock options or restricted stock to the Named Executive Officers during fiscal year 1993 under the Berlitz International, Inc. 1989 Stock Option and Incentive Plan (the "Stock Option Plan"). In addition, as indicated under the Summary Compensation Table above, although Stock Appreciation Rights ("SARs") are authorized under the Stock Option Plan, the Compensation Committee (or the Awards Committee, as the case may be) did not grant SARs to any of the Named Executive Officers during the fiscal years ended December 31, 1993, 1992 and 1991.

     Pursuant to the Merger Agreement and the Stock Option Plan, on February 8, 1993, each outstanding option became fully vested and was converted into the right to receive (i) 0.165 share of New Common; (ii) $19.50 minus the exercise price of such option; and (iii) $1.48, representing the net proceeds from the disposition of the Company's claims arising from three promissory notes issued by MCC and an affiliate of MCC in favor of the Company or a subsidiary of the Company (the "Maxwell

Notes"). In addition, pursuant to the terms of the Merger Agreement and the Stock Option Plan, on February 8, 1993, all restrictions on restricted stock lapsed and the holders of such shares received (i) $19.50; (ii) 0.165 share of New Common; and (iii) $1.48, representing the net proceeds from the disposition of the Company's claims arising from the Maxwell Notes. In addition, holders of restricted stock received $.01 per share at such time in consideration for the redemption of the Common Share Purchase Rights (each, a "Right") granted pursuant to the terms of the Amended and Restated Safeguard Rights Agreement, dated as of February 5, 1992, between the Company and United States Trust Company of New York (the "Rights Agreement").

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning the exercise of all options and the lapse of restricted stock in accordance with the Merger Agreement. All options and restricted stock prior to the Merger were converted, as discussed above, into the right to receive certain cash and non-cash consideration pursuant to the terms of the Merger. At December 31, 1993, there were no options, restricted stock, or SARs outstanding.

            AGGREGATED OPTION/SAR EXERCISES/RESTRICTED STOCK LAPSES
                IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                              OPTIONS
                -----------------------------------            RESTRICTED SHARES
                              NEW COMMON              -----------------------------------
                                SHARES                RESTRICTED    NEW COMMON
                  OPTIONS      RECEIVED                 SHARES        SHARES                 NUMBER     NUMBER OF
                OUTSTANDING       ON        VALUE     OUTSTANDING    RECEIVED     VALUE        OF       RESTRICTED
                 PRIOR TO     CONVERSION   REALIZED    PRIOR TO         ON       REALIZED    OPTIONS     SHARES
                  MERGER         (#)        ($)(1)      MERGER       LAPSE(#)     ($)(2)    AT FY-END   AT FY-END
                -----------   ----------   --------   -----------   ----------   --------   ---------   ---------
Hiromasa
  Yokoi.......          0            0           0           0             0           0        0           0
Susumu
  Kojima......          0            0           0           0             0           0        0           0
Manuel
  Fernandez...     45,500        7,507     291,336       4,500           743     105,872        0           0
Robert
  Minsky......     30,500        5,032     205,769       3,000           495      70,581        0           0
Anthony
  Tedesco.....     44,500        7,342     285,819       4,500           743     105,872        0           0
Joe M.
  Rodgers.....     90,000       14,850     564,030           0             0           0        0           0
Elio
  Boccitto....    135,000       22,275     882,295       9,000         1,485     211,743        0           0
Jacques Meon..     55,500        9,158     361,506       4,500           743     105,872        0           0

- - ---------------

(1) For each option outstanding prior to the Merger, the value realized includes
    (i) 0.165 share of New Common having a fair market value per share on February 8, 1993 (the date of conversion) of $15.38; (ii) $19.50 minus the exercise price of such option; and (iii) $1.48, representing the net proceeds from the disposition of the Company's claims on the Maxwell Notes.

(2) For each unvested restricted share outstanding prior to the Merger, the value realized includes (i) 0.165 share of New Common having a fair market value per share on February 8, 1993 (the date of lapse) of $15.38; (ii) $19.50; (iii) $1.48, representing the net proceeds from the disposition of the Company's claims on the Maxwell Notes; and (iv) $.01 in consideration for the redemption of each Right under the Rights Agreement.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     During 1993, the Company entered into a severance agreement with Robert Minsky, replacing all previous agreements entered into between Mr. Minsky and the Company, which provides that if Mr. Minsky is terminated other than for cause (1) at any time prior to August 8, 1995, he is to be paid two years' severance at his then current annual base salary plus a prorated amount of the award under the Company's Short-Term Incentive Plan to which he would have been entitled for both years and the continuation of certain other benefits; or (2) at any time after August 8, 1995, such benefits would be payable for one year.

     The Company also has a severance agreement with Manuel Fernandez, dated February 6, 1992, which provides that if, within 18 months following a change of control occurring at any time before February 6, 1994, the Company terminates Mr. Fernandez's employment other than for cause, Mr. Fernandez would receive amounts equal to his annual base salary for one year plus a prorated share of the award under the Company's short-term bonus plan to which he would have been entitled and the continuation of certain other benefits.

     In addition, the Company entered into a severance agreement, dated June 15, 1993, with Anthony Tedesco, which provides that if, during the period which Mr. Tedesco serves as Vice President -- East Asian Operations, plus two years thereafter, the Company terminates Mr. Tedesco's employment other than for cause, Mr. Tedesco would receive amounts equal to two years' salary and the continuation of certain other benefits.

     In connection with his resignation as an executive officer and director of the Company in 1993, Elio Boccitto received a severance payment of $220,000. In addition, Mr. Boccitto entered into a consulting agreement with the Company for the two year period ending August 31, 1995 pursuant to which Mr. Boccitto receives a monthly fee of $9,167, subject to certain conditions.

     The Company is a party to indemnification agreements with each director and executive officer pursuant to which the Company agrees to pay, subject to limitations imposed by the NYBCL, any amount such director or executive officer becomes obligated to pay as a result of any claims made against such director or executive officer because of any alleged act or omission or neglect or breach of duty which he or she commits while acting in his or her capacity as a director or executive officer, as the case may be.

               COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1993

     The Compensation Committee of the Board of Directors reviews and determines the compensation of the Company's executive officers. It also reviews and approves any employment, severance or similar agreements for executive officers. The Committee determines the amount, if any, of the Company's contributions pursuant to the Retirement Savings Plan, and oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plan and the Directors' Stock Plan. The Committee also administers the Short-Term Incentive Plan and the Long-Term Incentive Plan and approves awards and discretionary bonuses under each of such plans.

     The Company seeks to compensate executive officers at levels competitive with other companies with similar annual revenues and to provide incentives for superior individual and corporate performance. Salaries are set to correspond to the mid-range of salaries paid by competitive companies. In setting compensation, the Company compares itself with companies with similar annual revenues rather than with industry peers because the Company is the only publicly-held language instruction company.

     The key components of executive officer compensation are base salary, cash bonuses, and awards pursuant to incentive-based plans. The Committee attempts to combine these components in such a way to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of executive compensation for fiscal year 1993 follows.

BASE SALARY

     Each executive officer receives a base salary and the potential for annual salary increases is largely based on merit from prior annual performance.

     The proposed annual compensation of Company employees was discussed at two of the three Compensation Committee meetings held in 1993. Presentations by an outside consultant were given regarding the Company's current compensation and benefits plans. Among other things, the presentations included a compensation survey comparing the Company's compensation for 37 job titles to the consultant's database of comparable marketplace salary ranges and midpoints. Committee members were given sufficient time to review the consultant's presentations. Base salary recommendations were made by management for the Committee to approve. After review and consideration by the Committee of management's recommendations, the Committee approved base salary adjustments to comparable marketplace levels provided by the consultant, considering individual and Company performance. The criteria used to evaluate Company performance were salary and earnings figures, and return on equity. The Committee believes that all such criteria were accorded equal weight.

BONUSES

     At the third Compensation Committee meeting, held on December 2, 1993, the Committee approved the Short-Term Incentive Plan, commencing with the 1993 calendar year, pursuant to which each executive officer is eligible for an annual bonus based upon the officer's present employment position, individual performance, and the Company's performance compared to earnings goals. The Committee believes that individual performance and Company performance are given approximately equal weight. The Short-Term Incentive Plan also permits the Committee to award discretionary cash awards to employees, who may or may not be participants under the Short-Term Incentive Plan, subject to those terms and conditions as the Committee shall determine in its sole discretion. At the December meeting, the Committee approved, after discussion, a 1993 discretionary bonus proposal for certain executive officers, recommended by management based upon exceptional individual performance. Bonuses that accrued for 1993 for such executive officers ranged from 14.6% to 17.7% of their total salary.

STOCK OPTIONS AND RESTRICTED STOCK

     The Stock Option Plan provides for the award of stock options, restricted stock and other stock-based awards to senior management of the Company. Grants under this plan are intended to provide executives with the promise of longer-term rewards which appreciate in value with favorable future performance of the Company. In determining grants of stock options and restricted stock, the Compensation Committee reviews individual performance and Company performance. The criteria used to evaluate Company performance include sales and earnings figures and return on equity. The Committee believes that all such criteria are accorded equal weight. The Committee did not approve, and the Company did not make, any grants of stock options, restricted stock, or any other stock-based award under the Stock Option Plan in 1993.

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN

     At the Compensation Committee meeting held on December 2, 1993, the Committee approved the Long-Term Incentive Plan, effective January 1, 1994, pursuant to which officers and certain key employees are eligible to receive, for each performance unit granted to the individual by the Committee, cash awards based on Company performance and common stock price results over a five year period ending on December 31, 1998. The plan was instituted to, among other things, provide executives with a direct economic interest in meeting long-term business objectives. Performance units are granted by the Committee to each executive officer in its discretion. Criteria used to evaluate Company performance are earnings and sales figures. The weight assigned to the earnings component of Company performance is 60% and the weight assigned to the sales component of Company performance is 40%. For each performance unit granted by the Committee, each executive officer will receive a cash award based on Company performance and the Company's common stock price results from January 1, 1994 through December 31, 1998. The Long-Term Incentive Plan also contains provisions governing such awards in the event of a change of control of the Company or a "going private" transaction with Fukutake or its affiliates.

OTHER COMPENSATION

     The executive officers also are eligible to participate in the Pension Plan. The Pension Plan provides for the Company to make regular contributions based on salaries of eligible employees. During 1993, the Compensation Committee determined that the Company would contribute 3.5% of eligible employees' respective base salary to the Pension Plan. During 1993, the Compensation Committee also determined that matching contributions by the Company would be provided under the 401(k) Plan to all domestic employees up to a maximum of 3% of the employee's salary. A participant in the Pension Plan is immediately vested in their voluntary contributions plus actual earnings thereon. Such participant vests with respect to employer contributions and income thereon at a rate of 20% after two full years of service, 40% after three full years of service, 60% after four full years of service and 100% after five or more years of service. Full vesting also occurs upon attainment of the normal retirement date (age 65), or termination due to permanent disability or death. If such participant in the Pension Plan terminates employment, the nonvested portion of employer contributions and income thereon is forfeited.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Subsequent to the Merger, Hiromasa Yokoi was appointed by the Board of Directors to be the CEO and Vice Chairman of the Board of the Company, effective as of February 8, 1993. At the time, Mr. Yokoi was serving as a director of the Company and had been serving as a director of the Company since January 1991. The Company entered into an employment agreement with Mr. Yokoi, pursuant to which he was entitled to receive $355,000 per annum and certain other benefits. On August 31, 1993, Elio Boccitto resigned as President of the Company, and Mr. Yokoi assumed the additional responsibilities of President. Mr. Yokoi's salary increased to $361,000 effective August 30, 1993 and to $404,000 effective January 1, 1994, based on his additional responsibilities as President.

     The Compensation Committee approved and ratified the compensation paid to Mr. Yokoi for fiscal year 1993 based on Mr. Yokoi's business experience and familiarity with the Company, and his responsibilities to guide, among other things, the Company's daily affairs and the Company's long-term strategic plan in a global marketplace. The Company's 1993 performance was not a factor in determining Mr. Yokoi's 1993 compensation package. The Committee believes that Mr. Yokoi's 1993 compensation package was in line with compensation packages of chief executive officers of other companies with similar annual revenues.

TAX LEGISLATION

     During 1993, the U.S. Internal Revenue Code was amended to limit deductions for certain compensation in excess of $1 million annually paid to executive officers of public companies. The legislation imposing this change is unclear on a number of critical issues, and the ultimate effect of the change on the Company and other public companies will depend to a significant extent on the implementing regulations. Proposed regulations have been issued, but these regulations are not final and also are subject to a number of interpretations. The Committee intends to continue to evaluate this change during 1994. At this time, however, the Committee and the Board of Directors have not taken action in respect of the Company's compensation policy as a result of the change.

COMPENSATION COMMITTEE MEMBERSHIP

     Subsequent to the Merger, during 1993, the Compensation Committee consisted of Soichiro Fukutake, Edward G. Nelson, and Aritoshi Soejima. All of the views expressed by the Compensation Committee in 1993 may not have been the views of each member of the Compensation Committee individually. However, all decisions affecting compensation were approved by all of the members of the Compensation Committee.

                  Compensation Committee for Fiscal Year 1993

                               Soichiro Fukutake
                                Edward G. Nelson
                                Aritoshi Soejima

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As discussed above, subsequent to the Merger and at July 11, 1994, the Compensation Committee consisted of Soichiro Fukutake, Edward G. Nelson, and Aritoshi Soejima. None of these committee members was an officer of the Company or any of its subsidiaries during 1993.

     Mr. Fukutake serves as the Chairman of the Board of the Company. In addition to his role in presiding over board meetings, Mr. Fukutake is actively involved in creating and monitoring strategies for the Company's global growth. As a result, upon recommendation of management and after discussion, the Compensation Committee, with Mr. Fukutake absent, approved the inclusion of Mr. Fukutake as a participant in the Long-Term Incentive Plan, based upon the considerable time and effort spent by Mr. Fukutake in monitoring long-term strategies for the Company, apart from his duties as Chairman of the Board.

     Aritoshi Soejima previously served as an advisor to Fukutake. He resigned such position prior to his appointment as a Disinterested Director and a member of the Compensation Committee.

     Mr. Yokoi, who had been a member of the Compensation Committee prior to the Merger, was elected to the Board of Directors in January 1991 pursuant to Fukutake's acquisition of a 20% interest in Berlitz-Japan for an aggregate consideration of $27.1 million. On February 8, 1993, Mr. Yokoi was appointed CEO and Vice Chairman of the Board of the Company as a result of the Merger. He attended the Compensation Committee meeting held on February 27, 1993; however, he excused himself after roll call and, as a result, did not participate in compensation discussions or decisions. He resigned from the Compensation Committee effective as of February 28, 1993.

                               PERFORMANCE GRAPH
     The following graphs set forth the Company's total shareholder return as compared to the S&P 400 Industrial Index and two peer groups (described below) over a four-year period, beginning December 31, 1989, and ending December 31, 1993. In December 1989, the Company completed an initial public offering of approximately 8.4 million shares of common stock. See "Certain Relationships and Related Transactions" for further discussion. The total shareholder return assumes one hundred dollars invested at the beginning of the period in the Company's common stock, the S&P 400 Industrial Index and the peer group indices. It also assumes reinvestment of all dividends.

     As the Company is the only publicly-held language instruction company, there are no directly comparable companies. The two closest industry groups to the Company are education companies and educational publishers. Therefore, the Company has created an index of selected publicly held companies in each of these two industries. These indices have been plotted against the Company's total shareholder return and the S&P 400 Industrial Index. The companies included in the education companies index are Flightsafety International, which sells primarily flight training materials, and National Education Corporation, which sells primarily technical and vocational training materials. The companies included in the educational publishing index are Houghton Mifflin, John Wiley & Sons and McGraw-Hill, Inc. While none of these companies is directly comparable to the Company, the Company believes they come under either the same broad rubric of education-related activities as the Company, in the case of the education companies index, or educational publishers, in the case of the educational publishing index.
                           COMPARISON OF STOCK PRICES

           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX,
                        AND SELECTED EDUCATION COMPANIES

      MEASUREMENT PERIOD                          S&P 400 IN-      EDUCATION
    (FISCAL YEAR COVERED)           BERLITZ           DEX          COMPANIES
1989                                      100              100             100
1990                                       81               96              91
1991                                      119              122             100
1992                                      132              126             111
1993                                       83(1)           134             124

- - ---------------
(1) As a result of the Merger, each share of the Company's common stock outstanding prior to the Merger ("Old Common") was converted into the right to receive (i) $19.50; (ii) 0.165 share of New Common; (iii) $1.48, representing the net proceeds from the disposition of the Company's claims on the Maxwell Notes; and (iv) $.01, representing consideration paid for the redemption of each Right under the Rights Agreement. As of July 8, 1994, 10,032,903 shares of New Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

                           COMPARISON OF STOCK PRICES
           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX,
                 AND SELECTED EDUCATIONAL PUBLISHING COMPANIES

                                                                  EDUCATIONAL
      MEASUREMENT PERIOD                          S&P 400 IN-     PUBLISHING
    (FISCAL YEAR COVERED)           BERLITZ           DEX          COMPANIES
1989                                      100             100             100
1990                                       81              96              94
1991                                      119             122             101
1992                                      132             126              90
1993                                       83(1)          134              79

- - ---------------
(1) As a result of the Merger, each share of Old Common was converted into the right to receive (i) $19.50; (ii) 0.165 share of New Common; (iii) $1.48, representing the net proceeds from the disposition of the Company's claims on the Maxwell Notes; and (iv) $.01, representing consideration paid for the redemption of each Right under the Rights Agreement. As of July 8, 1994, 10,032,903 shares of New Common were outstanding. Prior to the Merger, 19,075,584 shares of Old Common were outstanding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Company's initial public offering in December 1989, the Company was a wholly-owned subsidiary of Macmillan, Inc. ("Macmillan"). On December 13, 1989, the Company sold 8.4 million shares of common stock to the public in an initial public offering and issued to Macmillan 200,000 shares of the Company's 7% non-cumulative preferred stock (the "Preferred Stock") (of which 20,000 shares were subsequently retired and cancelled and 180,000 shares remained outstanding) in exchange for the capital stock of its predecessor companies.

     Mr. Yokoi was elected to the Board of Directors in January 1991 pursuant to Fukutake's acquisition of a 20% interest in Berlitz-Japan, a subsidiary of the Company, for an aggregated consideration of $27.1 million. Pursuant to an agreement with Fukutake entered into in connection with such acquisition, Fukutake was entitled to nominate one director of the Company and had an option, under certain circumstances, to sell back such interest to the Company, including in the event that the Company should decide not to apply for public registration of its subsidiary in Japan. Pursuant to the Merger, Fukutake relinquished the above-mentioned option. Mr. Saburou Nagai currently serves as the Fukutake nominee on the Board of Directors of the Company pursuant to the acquisition by Fukutake in January 1991 of a 20% interest in Berlitz-Japan.

     On December 9, 1992, the Company and Fukutake entered into the Merger Agreement pursuant to which Fukutake agreed to acquire, through a Merger of the Company with an indirect wholly-owned U.S. subsidiary of Fukutake, approximately 67% of the New Common. The Company's shareholders received for each of their shares of common stock held prior to the Merger: (i) $19.50 in cash; (ii) 0.165 share of New Common; and (iii) $1.48, representing the net proceeds from the disposition of the Company's claims arising from the Maxwell Notes. Public shareholders of the Company hold the remaining approximately 33% of New Common. In addition, at the time of the closing, the shareholders of record on February 17, 1992 received $.01 per share in consideration for the redemption of each Right granted pursuant to the terms of the Rights Agreement.

     The Merger Agreement and the transactions contemplated thereby were approved by the required holders of at least two-thirds of the Company's outstanding shares and were consummated on February 8, 1993.

     In January 1993, the Company entered into agreements with MCC and Macmillan (the "Disengagement Agreements") with respect to disengaging certain relationships among such companies. Pursuant to these agreements, among other things: (i) the Company redeemed from Macmillan all of the outstanding Preferred Stock of the Company; (ii) MCC waived all claims that payments to the Company should be considered preferential and other claims of MCC and its affiliates against the Company and its subsidiaries that MCC may have as a result of MCC's bankruptcy filing on December 16, 1991; and (iii) U.S. and U.K. bankruptcy authorities allowed for all purposes a portion of the Maxwell Notes and a claim by the Company against MCC as subrogee of Midland Bank plc in the Chapter 11 case (and any superseding Chapter 7 case) and in the MCC administration pending in the High Court of Justice in the United Kingdom. In addition, the Company and its subsidiaries (a) sold to Macmillan a promissory note of Macmillan with a principal amount of $64.568 million and (b) reduced by $58 million the amount of their claims against MCC in respect of the Maxwell Notes.

     The Company also entered into an agreement with Macmillan clarifying certain commercial relationships, including formally terminating the services agreement with MCC and Macmillan as of December 31, 1991. Certain distribution agreements with Macmillan and its affiliates were terminated in May 1994 with respect to the United States and will be terminated effective in October 1994 with respect to Canada.

     The Company was included in the consolidated tax returns of the affiliated group of which Macmillan was the parent (the "Macmillan Group") prior to the Company's initial public offering in December 1989 and, consequently, is severally liable for any federal income tax liabilities of the Macmillan Group arising prior to that date. Pursuant to the Disengagement Agreement, Macmillan and a new obligor which owns 100% of Macmillan School Publishing, Inc. agreed to pay all such Federal income tax liabilities pursuant to an amended and restated tax allocation agreement (the "Tax Allocation Agreement") and MCC put into escrow $39.5 million to secure Macmillan's obligation under the Tax Allocation Agreement.

     On November 10, 1993, Macmillan commenced a voluntary Chapter 11 case in the United States Bankruptcy Court of the Southern District of New York and filed a prepackaged plan of reorganization

(the "Reorganization Plan"). The Reorganization Plan provides that the Tax Allocation Agreement, along with many other contracts between Macmillan and other parties, is to be assumed by Macmillan and assigned to a trust intended to have sufficient assets to satisfy the obligations being assumed and assigned. The Reorganization Plan also provides a cash reserve to pay tax claims that are entitled to priority, which may include tax liabilities covered by the Tax Allocation Agreement. On February 18, 1994, the Bankruptcy Court confirmed the Reorganization Plan. Any tax liability assessed against the Company that would otherwise be payable by Macmillan under the Tax Allocation Agreement is likely to be paid either by the trust or from the cash reserve described above. Management believes that any such liability will not result in a material effect on the financial condition of the Company.

     As part of the Merger, Fukutake established a $50.0 million irrevocable letter of credit to be used in the event that income tax liabilities are imposed on the Company that relate to the Macmillan Group. The Company is obligated to pay fees as may be charged in connection with such letter of credit and to reimburse Fukutake for amounts paid by Fukutake to the issuer of the letter of credit to the extent that it is drawn upon.

     Berlitz-Japan has a contract (the "Development Agreement") with Fukutake, originally executed in 1992 and amended in 1993, for the development of English conversation video taped programs for elementary and junior high school students in Japan. Under this contract, Fukutake will reimburse Berlitz-Japan for project-related production costs incurred, including employee salaries and outside production fees, and pay to Berlitz-Japan a one-time development fee of Yen 46,672,000 (approximately $420,000 based on the Yen/Dollar exchange rate at the close of business on December 31, 1993) and a coordination fee of 10% of project-related employee salaries, estimated at Yen 2.3 million (approximately $21,000 based on the Yen/Dollar exchange rate at the close of business on December 31, 1993).

     Pursuant to the Development Agreement, the Company received reimbursement for production costs of approximately $1.8 million and $296,000 during 1993 and 1992, respectively. In addition, the Company received the development fee of approximately $420,000 in 1993.

     Fukutake and Berlitz-Japan also entered into an agreement, dated as of October 1, 1993, pursuant to which Berlitz-Japan would assist Fukutake in the development of an English correspondence course and related audio visual materials. Under the terms of the agreement, Fukutake would pay Berlitz-Japan a minimum guaranty usage fee of Yen 6,592,416 (approximately $59,000 based on the Yen/Dollar exchange rate at the close of business on December 31, 1993) and an additional royalty for all courses sold beyond the first 1,200.

     The Company and Fukutake entered into certain other joint business arrangements in the ordinary course of business, as follows. Berlitz-Japan and Fukutake entered into an extended industrial block contract whereby Berlitz-Japan has waived a one-time registration charge and has provided Fukutake with an industrial lesson rate which is approximately 20% below the individual rate. In addition, the Company entered into a sublease with Fukutake Information and Publishing for approximately 2,100 square feet of space in New York at an annual base rent of $79,000 plus operating expenses. Furthermore, Fukutake and Berlitz-Japan have entered into a cooperative advertising arrangement pursuant to which Fukutake is allowed to include a Berlitz-Japan advertisement and a discount coupon toward registration fees in a targeted mailing to certain Fukutake customers.

     Management believes that the Company has entered into all such agreements on terms no less favorable than it would have received in an arms-length transaction with independent third parties. Each of the transactions with Fukutake entered into after the Merger was approved by the Disinterested Directors Committee.

     Fukutake has advised the Company that it plans to change Fukutake's name to "Benesse Corporation" on April 1, 1995, upon approval of Fukutake's shareholders. Subject to receipt of all required Japanese approvals and prevailing market conditions, Fukutake plans to make an initial public offering of Fukutake securities no earlier than the later part of 1995. There is no assurance that such a public offering will be made, the timing of any such public offering, nor can the Company predict its possible impact on Berlitz.

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     Upon recommendation of the Audit Committee, on March 8, 1994, the Board of Directors selected Deloitte & Touche to serve as independent accountants of the Company for 1994. The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of Deloitte & Touche to serve as independent accounts of the Company for 1994. Deloitte & Touche served as the Company's independent accountants for 1993; prior thereto, Coopers & Lybrand served as the Company's independent accountants from 1989 to 1992.

     During the Company's two most recent fiscal years and any subsequent interim period preceding the selection of Deloitte & Touche, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to Coopers & Lybrand's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

     The Company did not consult Deloitte & Touche, prior to engaging it, with respect to the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement.

     Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche to audit the Company's consolidated financial statements for the current year. A representative of Deloitte & Touche will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1994.

                                 VOTE REQUIRED

     Under the NYBCL, approval for each nominee for director requires the affirmative vote of a plurality of the shares of New Common represented and entitled to be voted at the Meeting.

     The vote occurring at the Meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors and for the ratification of appointment of auditors. Thus, an abstention from voting will have the same effect as a vote against matters that are to be voted on at the Meeting.

       SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS

     Appropriate proposals from shareholders intending to be present at the 1995 annual meeting of shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting on or before December 20, 1994.

                                 MISCELLANEOUS

     The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the shares or New Common held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such materials.

     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

     At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

     The information required under Item 401 of Regulation S-K with respect to executive officers of the Company is incorporated by reference herein to the section entitled "Executive Officers and Directors of the Registrant" set forth in Part I of the Company's Form 10-K.

     The Company's annual report on Form 10-K for the fiscal year ended December 31, 1993, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, will be mailed upon oral or written request, without charge, to any shareholder of the Company. All such requests should be directed to Robert C. Hendon, Jr., Company Secretary, Berlitz International, Inc., 293 Wall Street, Princeton, New Jersey, 08540 (609) 924-8500.

                          BERLITZ INTERNATIONAL, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF BERLITZ INTERNATIONAL, INC.
          IN CONNECTION WITH ITS 1994 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD AUGUST 1, 1994

        The undersigned shareholder of Berlitz International, Inc. (the "Company") hereby appoints Robert C. Hendon, Jr. and Robert Minsky or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of New Common which the undersigned may be entitled to vote at the 1994 annual meeting of shareholders of the Company to be held on August 1, 1994, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes:

     PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED


                       (CONTINUED ON THE REVERSE SIDE)


- - -------------------                                       /X/ Please mark
      COMMON                                                  your votes
                                                                as this

BERLITZ INTERNATIONAL, INC. RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES AND PROPOSALS LISTED BELOW


1. ELECTION OF NOMINEES - To elect each of Hiromasa Yokoi, Saburou Nagai, Edward G. Nelson and Robert L. Purdum, as a director of the Company to serve until the Company's 1996 annual meeting of shareholders and until their successors are elected and qualified of their earlier death, resignation or removal.

 FOR all nominees   / /            WITHHOLD AUTHORITY   / /

    (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     --------------------------------------------------

2. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS - To ratify the selection of the firm of Deloitte & Touche to serve as independent accountants of the Company for 1994.

   FOR  / /     AGAINST  / /     ABSTAIN  / /

3. OTHER - In their discretion upon such other matters, including withholding a quorum, if necessary, as may properly come before the Meeting.

This Proxy will be voted as directed or, if no direction is indicated, will be voted FOR the election of the nominees and the approval of the proposal described above.

Dated:                                         , 1994
      -----------------------------------------

- - ------------------------------------------------------
                     (Signature)

- - ------------------------------------------------------
                     (Signature)

- - ------------------------------------------------------
                 (Title or Capacity)

(Please sign your name or names exactly as it appears on your stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full tile as such. For joint accounts, all co-owners should sign.)